EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sandy Pfaff
415-819-7447
sandy@pfaffpr.com

BANK OF MARIN BANCORP REPORTS FIRST QUARTER EARNINGS OF $4.9 MILLION
AND DECLARES 28TH CONSECUTIVE QUARTERLY DIVIDEND

SOLID CREDIT QUALITY DRIVES RECORD RESULTS

NOVATO, CA, April 23, 2012 - Bank of Marin Bancorp, "Bancorp" (NASDAQ: BMRC), parent company of Bank of Marin, announced first quarter 2012 earnings of $4.9 million, up 46.0%, from $3.4 million in the fourth quarter of 2011, and up 9.6% from $4.5 million in the first quarter of 2011. Diluted earnings per share were $0.91, up $0.28 from the fourth quarter of 2011 and up $0.07 from the same quarter a year ago.

“We are pleased to report another strong quarter with record earnings,” said Russell A. Colombo, President and CEO of Bank of Marin. “Our success is driven by maintaining excellent credit standards, establishing and strengthening relationships with our customers, as well as driving operational consistency throughout the organization. We are off to a very good start in 2012 and look forward to building on our positive results."

Bancorp also provided the following highlights on its operating and financial performance for the first quarter of 2012:

•
No additional loan loss provision was recorded in the quarter. The majority of loans deemed uncollectible and charged-off in the first quarter of 2012 had been adequately reserved at December 31, 2011. In addition, non-performing loans are well-collateralized and/or adequately reserved.

•
Total deposits grew $42.7 million, or 3.5%, over last quarter, with non-interest bearing deposits up $49.8 million or 13.9%. Non-interest bearing deposits totaled 32.9% of deposits at March 31, 2012, compared to 29.9% in the prior quarter and 28.8% a year ago.

•
Total risk-based capital ratio for Bancorp grew to 13.6%, up from 13.1% at December 31, 2011 and 13.0% at March 31, 2011, and continues to be well above industry requirements for a well-capitalized institution.

•
On April 19, 2012, the Board of Directors declared a quarterly cash dividend of $0.17 per share. The cash dividend is payable to shareholders of record at the close of business on May 3, 2012 and will be payable on May 11, 2012. Bancorp has paid a dividend for the past twenty-eight quarters.

Loans and Credit Quality

Gross loans totaled $1.0 billion at March 31, 2012 and December 31, 2011 and $979.0 million at March 31, 2011. Non-performing loans totaled $14.4 million or 1.40% of Bancorp's loan portfolio at March 31, 2012, compared to $12.0 million, or 1.16%, at December 31, 2011 and $9.0 million, or 0.92%, a year ago. While non-performing loans increased by $2.4 million from the prior quarter, the current estimated value of the collateral of newly identified problem loans suggests no credit loss exposure. Accruing loans past due 30 to 89 days decreased significantly and totaled $1.8 million at March 31, 2012, compared to $7.4 million at December 31, 2011 and $21.9 million a year ago.

“Our solid credit quality is a result of disciplined lending practices and proactive portfolio management. We identify and reserve for problem loans early and adequately," said Kevin Coonan, Chief Credit Officer. "The successful management of loans acquired in the Charter Oak Bank acquisition contributed to our positive results."

Net charge-offs in the first quarter of 2012 remained consistent with the prior quarter at $1.1 million and totaled $372 thousand in the first quarter of 2011. The majority of loans deemed uncollectible and charged-off in the first quarter of 2012 had been adequately reserved at December 31, 2011. In addition, the absence of newly identified problem loans that have credit loss exposure and limited loan growth warrant no provision during the first quarter. The provision for loan losses totaled $2.5 million in the prior quarter and $1.1 million in the same quarter a year ago. The allowance for loan losses of $13.5 million totaled 1.31% of loans at March 31, 2012, compared to 1.42% and 1.34% at December 31, 2011 and March 31, 2011, respectively.

Deposits

Total deposits grew $42.7 million, or 3.5%, over December 31, 2011 and grew $157.3 million, or 14.5%, over a year ago to $1.2 billion. The higher level of deposits reflects increases in most deposit categories and growth across most of our markets. Non-interest bearing deposits comprised 32.9% of total deposits at March 31, 2012, compared to 29.9% at December 31, 2011 and 28.8% a year ago.

“Our deposit growth continues to be very strong and reflects our commitment to customer service,” said Christina Cook, Chief Financial Officer. “We are seeing positive growth in core deposits with solid increases in both consumer and business accounts.”

Earnings

Net interest income in the first quarter of 2012 totaled $16.2 million, an increase of $483 thousand, or 3.1%, from the prior quarter. The tax-equivalent net interest margin was 4.97% in the first quarter of 2012 compared to 4.79% in the prior quarter. The increase primarily reflects a higher level of gains recognized in interest income on pay-offs of purchased credit-impaired ("PCI") loans and a reduction in the cost of deposits due to the low interest rate environment.

Net interest income increased $323 thousand, or 2.0%, from the quarter ended March 31, 2011. The tax-equivalent net interest margin decreased 47 basis points from the same quarter last year, primarily relating to a lower level of accretion on purchased non-credit impaired loans, partially offset by gains on pay-offs of PCI loans in the current quarter and a reduction in the cost of deposits due to the low interest rate environment.

Accretion on purchased non-credit impaired loans recorded to interest income totaled $203 thousand, $241 thousand and $1.3 million for the quarters ended March 31, 2012, December 31, 2011, and March 31, 2011, respectively. Gains recognized in interest income on pay-offs of PCI loans totaled $522 thousand, $208 thousand, and zero for the quarters ended March 31, 2012, December 31, 2011, and March 31, 2011, respectively.

Non-interest income in the first quarter of 2012 totaled $1.7 million, compared to $1.5 million in the prior quarter and $1.6 million from the same quarter a year ago. The increase from the prior quarter primarily reflects higher merchant interchange fees.

Non-interest expense totaled $9.8 million in the first quarter of 2012, an increase of $101 thousand, or 1.0%, from last quarter and increased $705 thousand, or 7.7% from the same quarter a year ago. The increase from the same quarter a year ago primarily reflects higher personnel and occupancy costs associated with branch expansion, partially offset by lower Federal Deposit Insurance Corporation ("FDIC") insurance expense and lower acquisition-related expenses.

About Bank of Marin Bancorp

Bank of Marin, as the sole subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC), is the premier community and business bank in Marin County with 17 offices in Marin, San Francisco, Napa and Sonoma counties. Bank of Marin offers business and personal banking, private banking and wealth management services, with a strong focus on supporting local businesses in the community. Incorporated in 1989, Bank of Marin has received the highest five star rating from Bauer Financial for more than twelve years (www.bauerfinancial.com) and has been recognized for several years as one of the "Best Places to Work in the Bay Area" and one of the "Top Corporate Philanthropists" by the San Francisco Business Times. With assets exceeding $1.4 billion, Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and has been recognized as a Top 200 Community Bank for the past five years by US Banker Magazine. For more information, visit www.bankofmarin.com.

Forward Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, the economic downturn in the United States and abroad, changes in interest rates, deposit flows, real estate values, expected future cash flows on acquired loans, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting Bancorp's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
Year To Year Comparison
March 31, 2012

(dollars in thousands, except per share data; unaudited)

FIRST QUARTER	QTD 2012	QTD 2011	CHANGE	% CHANGE

NET INCOME	$4,940	$4,509	$431	9.6%
DILUTED EARNINGS PER COMMON SHARE	$0.91	$0.84	$0.07	8.3%
RETURN ON AVERAGE ASSETS (ROA)	1.41%	1.44%	(0.03)%	(2.1)%
RETURN ON AVERAGE EQUITY (ROE)	14.39%	14.74%	(0.35)%	(2.4)%
EFFICIENCY RATIO	54.96%	52.24%	2.72%	5.2%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	4.97%	5.44%	(0.47)%	(8.6)%
NET CHARGE-OFFS	$1,117	$372	$745	200.3%
NET CHARGE-OFFS TO AVERAGE LOANS	0.11%	0.04%	0.07%	175.0%

AT PERIOD END	March 31, 2012	March 31, 2011	CHANGE	% CHANGE

TOTAL ASSETS	$1,421,284	$1,290,699	$130,585	10.1%

LOANS:
COMMERCIAL AND INDUSTRIAL	$176,655	$165,322	$11,333	6.9%
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$172,354	$165,908	$6,446	3.9%
COMMERCIAL INVESTOR-OWNED	$451,909	$380,100	$71,809	18.9%
CONSTRUCTION	$54,640	$76,044	$(21,404)	(28.1)%
HOME EQUITY	$97,830	$95,448	$2,382	2.5%
OTHER RESIDENTIAL	$57,249	$67,807	$(10,558)	(15.6)%
INSTALLMENT AND OTHER CONSUMER LOANS	$21,570	$28,321	$(6,751)	(23.8)%
TOTAL LOANS	$1,032,207	$978,950	$53,257	5.4%

NON-PERFORMING LOANS[2]:
COMMERCIAL AND INDUSTRIAL	$2,282	$3,337	$(1,055)	(31.6)%
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$1,403	$632	$771	122.0%
COMMERCIAL INVESTOR-OWNED	$6,529	$—	$6,529	NM
CONSTRUCTION	$2,831	$4,145	$(1,314)	(31.7)%
HOME EQUITY	$795	$323	$472	146.1%
OTHER RESIDENTIAL	$—	$141	$(141)	(100.0)%
INSTALLMENT AND OTHER CONSUMER LOANS	$566	$426	$140	32.9%
TOTAL NON-PERFORMING LOANS	$14,406	$9,004	$5,402	60.0%

TOTAL ACCRUING LOANS 30-89 DAYS PAST DUE	$1,801	$21,867	$(20,066)	(91.8)%
LOAN LOSS RESERVE TO LOANS	1.31%	1.34%	(0.03)%	(2.2)%
LOAN LOSS RESERVE TO NON-PERFORMING LOANS	0.94	x	1.45	x	(0.51)	x	(35.2)%
NON-PERFORMING LOANS TO TOTAL LOANS	1.40%	0.92%	0.48%	52.2%
TEXAS RATIO[3]	9.38%	6.70%	2.68%	40.0%

TOTAL DEPOSITS	$1,245,641	$1,088,360	$157,281	14.5%
LOAN TO DEPOSIT RATIO	82.9%	89.9%	(7.0)%	(7.8)%
STOCKHOLDERS' EQUITY	$140,021	$125,484	$14,537	11.6%
BOOK VALUE PER SHARE	$26.18	$23.64	$2.54	10.7%
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS[4]	9.85%	9.67%	0.18%	1.9%
TOTAL RISK BASED CAPITAL RATIO-BANK[5]	13.4%	12.4%	1.0%	8.1%
TOTAL RISK BASED CAPITAL RATIO-BANCORP[5]	13.6%	13.0%	0.6%	4.6%

[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.

[2] Excludes accruing troubled-debt restructured loans of $25.6 million and $1.6 million at March 31, 2012 and 2011, respectively. Excludes purchased credit-impaired (PCI) loans with carrying values of $4.4 million and $9.2 million that were accreting interest at March 31, 2012 and 2011, respectively. These amounts are excluded as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status. Total PCI loans were $6.0 million and $9.2 million at March 31, 2012 and 2011, respectively.

[3] (Non-performing assets + 90 day delinquent loans)/(tangible common equity + allowance for loan losses).

[4] Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less intangible assets. Tangible assets exclude core deposit intangibles totaling zero at March 31, 2012 and $719 thousand at March 31, 2011.

[5] Current period estimated.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
at March 31, 2012, December 31, 2011 and March 31, 2011

(in thousands, except share data; March 2012 and March 2011 unaudited)	March 31, 2012	December 31, 2011	March 31, 2011
Assets
Cash and due from banks	$139,827	$127,732	$109,850
Short-term investments	2,012	2,011	19,110
Cash and cash equivalents	141,839	129,743	128,960
Investment securities
Held to maturity, at amortized cost	73,912	59,738	34,866
Available for sale (at fair market value; amortized cost $131,621, $132,348 and $107,118 at March 31, 2012, December 31, 2011 and March 31, 2011, respectively)	134,443	135,104	108,726
Total investment securities	208,355	194,842	143,592
Loans, net of allowance for loan losses of $13,522, $14,639 and $13,069 at March 31, 2012, December 31, 2011 and March 31, 2011, respectively	1,018,685	1,016,515	965,881
Bank premises and equipment, net	9,183	9,498	8,750
Interest receivable and other assets	43,222	42,665	43,516
Total assets	$1,421,284	$1,393,263	$1,290,699

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$409,409	$359,591	$313,599
Interest bearing
Transaction accounts	153,244	134,673	119,331
Savings accounts	82,151	75,617	67,711
Money market accounts	426,175	434,461	393,867
CDARS® time accounts	31,562	46,630	31,670
Other time accounts	143,100	152,000	162,182
Total deposits	1,245,641	1,202,972	1,088,360
Federal Home Loan Bank borrowings	15,000	35,000	55,000
Subordinated debenture	5,000	5,000	5,000
Interest payable and other liabilities	15,622	14,740	16,855
Total liabilities	1,281,263	1,257,712	1,165,215

Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	---	---	---
Common stock, no par value, Authorized - 15,000,000 shares issued and outstanding - 5,348,659, 5,336,927 and 5,307,247 at March 31, 2012, December 31, 2011 and March 31, 2011, respectively	57,254	56,854	55,898
Retained earnings	81,130	77,098	68,653
Accumulated other comprehensive income, net	1,637	1,599	933
Total stockholders' equity	140,021	135,551	125,484
Total liabilities and stockholders' equity	$1,421,284	$1,393,263	$1,290,699

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended
(in thousands, except per share amounts; unaudited)	March 31, 2012	December 31, 2011	March 31, 2011
Interest income
Interest and fees on loans	$15,328	$15,150	$15,900
Interest on investment securities
Securities of U.S. Government agencies	967	847	733
Obligations of state and political subdivisions	387	396	302
Corporate debt securities and other	201	203	111
Interest on Federal funds sold and short-term investments	50	70	40
Total interest income	16,933	16,666	17,086
Interest expense
Interest on interest bearing transaction accounts	44	30	38
Interest on savings accounts	22	23	29
Interest on money market accounts	183	282	337
Interest on CDARS® time accounts	32	45	94
Interest on other time accounts	304	336	358
Interest on borrowed funds	147	232	352
Total interest expense	732	948	1,208
Net interest income	16,201	15,718	15,878
Provision for loan losses	—	2,500	1,050
Net interest income after provision for loan losses	16,201	13,218	14,828
Non-interest income
Service charges on deposit accounts	524	447	443
Wealth Management and Trust Services	456	445	434
Debit card interchange fees	234	233	188
Earnings on Bank-owned life insurance	188	197	169
Other income	293	202	365
Total non-interest income	1,695	1,524	1,599
Non-interest expense
Salaries and related benefits	5,604	4,742	4,929
Occupancy and equipment	987	981	907
Depreciation and amortization	341	342	308
Federal Deposit Insurance Corporation insurance	233	210	387
Data processing	606	557	582
Professional services	585	561	733
Other expense	1,479	2,341	1,284
Total non-interest expense	9,835	9,734	9,130
Income before provision for income taxes	8,061	5,008	7,297
Provision for income taxes	3,121	1,625	2,788
Net income	$4,940	$3,383	$4,509
Net income per common share:
Basic	$0.93	$0.64	$0.85
Diluted	$0.91	$0.63	$0.84
Weighted average shares used to compute net income per common share:
Basic	5,326	5,313	5,283
Diluted	5,425	5,394	5,366
Dividends declared per common share	$0.17	$0.17	$0.16

Comprehensive income
Net income	$4,940	$3,383	$4,509
Other comprehensive income
Net change in unrealized gain on available for sale securities (net of tax effect of $28, $(81), $445 at March 31, 2012, December 31, 2011 and March 31, 2011, respectively)	38	(110)	(613)
Comprehensive income	$4,978	$3,273	$3,896

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	March 31, 2012			December 31, 2011			March 31, 2011
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks (1)	$87,101	$50	0.23%	$104,190	$70	0.26%	$62,374	$40	0.26%
Investment securities
U.S. Government agencies (2)	111,695	967	3.46%	128,143	847	2.64%	92,172	733	3.18%
Corporate CMOs and other (2)	26,968	201	2.98%	18,632	203	4.36%	15,872	111	2.80%
Obligations of state and political subdivisions (3)	59,580	542	3.64%	47,758	566	4.74%	34,900	460	5.27%
Loans and banker's acceptances (1) (3) (4)	1,028,573	15,473	5.95%	1,009,916	15,289	5.92%	979,674	15,988	6.53%
Total interest-earning assets (1)	1,313,917	17,233	5.19%	1,308,639	16,975	5.08%	1,184,992	17,332	5.85%
Cash and non-interest-bearing due from banks	52,011			52,574			42,378
Bank premises and equipment, net	9,383			9,610			8,468
Interest receivable and other assets, net	34,808			34,324			31,400
Total assets	$1,410,119			$1,405,147			$1,267,238
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$143,159	$44	0.12%	$130,894	$30	0.09%	$115,067	$38	0.13%
Savings accounts	78,831	22	0.11%	75,217	23	0.12%	62,574	29	0.19%
Money market accounts	436,333	183	0.17%	432,728	282	0.26%	382,794	337	0.36%
CDARS® time accounts	40,091	32	0.32%	39,850	45	0.45%	54,432	94	0.70%
Other time accounts	149,228	304	0.82%	152,619	336	0.87%	157,631	358	0.92%
FHLB fixed-rate advances	19,835	107	2.13%	35,000	195	2.21%	58,934	316	2.17%
Subordinated debenture (1)	5,000	40	3.16%	5,000	37	2.90%	5,000	36	2.88%
Total interest-bearing liabilities	872,477	732	0.34%	871,308	948	0.43%	836,432	1,208	0.59%
Demand accounts	384,774			386,066			298,075
Interest payable and other liabilities	14,814			13,214			8,635
Stockholders' equity	138,054			134,559			124,096
Total liabilities & stockholders' equity	$1,410,119			$1,405,147			$1,267,238
Tax-equivalent net interest income/margin (1)		$16,501	4.97%		$16,027	4.79%		$16,124	5.44%
Reported net interest income/margin (1)		$16,201	4.88%		$15,718	4.70%		$15,878	5.36%
Tax-equivalent net interest rate spread			4.85%			4.65%			5.26%

(1) Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
(2) Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

(3) Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 35 percent.
(4) Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.